SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
                Section 13 and 15(d) of the Securities Exchange
                                  Act of 1934.

                                                  Commission File Number 0-28920
                                                                         -------

                      Access Solutions International, Inc.
             (Exact name of registrant as specified in its charter)

                          c/o Point Gammon Corporation
                   One Providence Washington Plaza, 4th Floor
                              Providence, RI 02903
                                  401-854-0520
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                     Common Stock, par value $0.01 per share
               (Title of each class of securities covered by this
                                      Form)

                                       N/A
                  (Title of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) of 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)       /X/            Rule 12h-3(b)(1)(ii)      / /
     Rule 12g-4(a)(1)(ii)      / /
     Rule 12g-4(a)(2)(i)       / /            Rule 12h-3(b)(2)(i)       / /
     Rule 12g-4(a)(2)(ii)      / /            Rule 12h-3(b)(2)(ii)      / /
     Rule 12h-3(b)(1)(i)       /X/            Rule 15d-6                / /

     Approximate number of holders of record as of the certification or notice date: 173
      ---


     Pursuant to the requirements of the Securities Exchange Act of 1934, Access Solutions International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: August 27, 2003                     By: /s/ Thomas E. Gardner
                                                --------------------------------
                                                  Thomas E. Gardner
                                                  Acting Chairman